Exhibit 99.1

FOR IMMEDIATE RELEASE	NEW YORK, NY (November 8, 2006)

INTERPUBLIC ANNOUNCES THIRD QUARTER

AND NINE MONTHS RESULTS

Summary:

•	Revenue

o

Third quarter 2006 revenue of $1.45 billion, compared to $1.44 billion the same period a year ago. Nine months 2006 revenue of $4.31 billion, compared to $4.38 billion during the first nine months of 2005.

o

Organic revenue increase of 2.7% compared to the third quarter of 2005, primarily due to higher revenue from existing clients. Increased spending by existing clients offset prior year client losses, such that, for the first nine months of 2006, organic revenue increase was 1.2% relative to 2005.

•	Operating and Net Results

o

During the third quarter, operating expenses decreased to $1.43 billion in 2006 from $1.55 billion last year. For the nine months, operating expenses declined to $4.38 billion this year from $4.54 billion in 2005.

o

Operating income in the third quarter of 2006 was $21.1 million, compared to a loss of ($108.2) million in 2005. For the first nine months of 2006, operating loss was ($61.8) million, compared to ($161.8) million in 2005.

o

Third quarter 2006 net income was $5.8 million and net loss applicable to common shareholders was ($6.1) million, or ($0.01) per diluted share, compared to a net loss of ($102.8) and a net loss applicable to common shareholders of ($107.8) million or ($0.25) per diluted share a year ago. Year-to-date 2006, net loss applicable to common shareholders was ($131.2)

Interpublic Group 1114 Avenue of the Americas New York, NY 10036 212-704-1200 tel 212-704-1201 fax

million, or ($0.31) per share, lower than the net loss applicable to common shareholders of ($255.0) million, or ($0.60) per share during the first nine months of 2005.

"We are pleased with our revenue performance in the quarter and year-to-date. All of our companies are demonstrating that they are increasingly competitive in the marketplace. As important, the new talent we are recruiting and developing from within is driving cultural change and embracing the kinds of integrated solutions that our clients increasingly require," said Michael I. Roth, Interpublic's Chairman and CEO. “Worldgroup remains the leading global total communications network. During the course of 2006, we showed a willingness to tackle strategic decisions as forcefully as we did financial issues in 2005. The 'new' Lowe, the merger of Draft and FCB and our increasingly flexible and collaborative media model are all major steps that significantly improve our ability to address the dynamic marketing communications landscape. We continue to believe that we are well positioned for improved performance next year and to achieve our 2008 turnaround goals."

Third Quarter 2006 Operating Results

Revenue

Reported revenue of $1.45 billion in the third quarter of 2006 was up 1.0% compared with the year-ago period. During the quarter, the effect of foreign currency translation was positive 0.6%, the impact of net divestitures was negative 2.3% and the resulting organic increase in revenue was 2.7%.

For the first nine months of 2006, reported revenue was $4.31 billion, down 1.5% compared to the first nine months of last year. The effect of foreign currency translation in the nine months was 0.0%, the impact of net divestitures was negative 2.7% and the resulting organic revenue increase was 1.2%.

For both the third quarter and first nine months of 2006, organic revenue growth was solid in the Asia Pacific and Latin American regions, and down in the United Kingdom. Reported revenue in Continental Europe was down reflecting business divestitures. In the United States, organic revenue was up in both the quarter and the nine months, primarily reflecting increased spending from existing clients.

Interpublic Group 1114 Avenue of the Americas New York, NY 10036 212-704-1200 tel 212-704-1201 fax

Operating Expenses

During the third quarter, salary and related expenses were $960.7 million, down slightly compared to the same period in 2005. Adjusted for currency and the net effect of acquisitions/divestitures, salary and related expenses increased 1.3%. This increase reflects higher incentive compensation due to an increase in long-term performance-based equity awards and the timing of recording our annual incentive accrual compared to the prior year. Offsetting these increases were lower severance expense compared to the prior year, primarily at international locations. For the first nine months of 2006, salary and related expenses were $2.9 billion, a decrease of 1.2% compared to the same period in 2005. Adjusted for currency and the net effect of acquisitions/divestitures, salary and related expenses in the first nine months of 2006 increased 1.1%.

Compared to the same period in 2005, third quarter 2006 office and general expenses decreased 19.5% to $465.8 million. Adjusted for currency and the net effect of acquisitions/divestitures, office and general expenses decreased 15.8%, driven by a decrease in professional fees of $60.1 million and a decline in production expenses of $17.3 million. For the first nine months of 2006, office and general expenses decreased 8.8% to $1.51 billion. Adjusted for currency and the net effect of acquisitions/divestitures, office and general expenses decreased 4.5%, also driven by a decrease in professional fees and a decline in production expenses.

We recorded $4.9 million and $11.2 million, respectively, of other reorganization-related charges in the three and nine months ended September 30, 2006. These charges primarily relate to severance charges directly associated with two significant strategic business decisions: the merger of Draft Worldwide and Foote, Cone and Belding Worldwide to create a modern global channel-neutral marketing organization called DraftFCB Group; and the realignment of our media business to meet evolving client needs.

Non-Operating, Tax and Discontinued Operations

Net interest expense in the third quarter of 2006 was $7.0 million higher compared to the same period in 2005, primarily due to the non-cash amortization of costs associated with our new credit agreement and non-cash amortization of deferred warrant costs incurred as a result of the ELF financing transaction completed in the second quarter of 2006. Other

Interpublic Group 1114 Avenue of the Americas New York, NY 10036 212-704-1200 tel 212-704-1201 fax

income in the quarter increased from a loss of ($2.2) million in 2005 to $22.4 million in 2006, reflecting the recognition of the cumulative translation adjustment in connection with the sale of our interest in a German advertising agency during the third quarter.

The provision for income tax in the third quarter of 2006 was $8.4 million, compared to a benefit of $34.8 million in the same period of 2005. The difference in the effective tax rate and the statutory rate of 35% is primarily due to state and local taxes, losses incurred in non-U.S. jurisdictions and U.S. capital losses that receive no benefit, currency translation income not subject to tax and the favorable resolution of UK tax issues.

In connection with the disposition of our NFO operations in the fourth quarter of 2003, we had previously established a reserve for certain income tax contingencies with respect to the determination of our tax basis in NFO for income tax purposes. During the third quarter of 2006, we received a final study of the tax basis of that investment and it was determined that the remaining $5.0 million of reserves should be reversed as the related contingency is no longer considered probable.

Balance Sheet

At September 30, 2006, cash, cash equivalents and marketable securities totaled $1.47 billion, compared to $1.35 billion at September 30, 2005, and $1.58 billion at the end of the second quarter of this year. Total debt was $2.2 billion as of September 30, virtually unchanged from June 30, 2006.

Review of Past Stock Option Practices

Recently, a significant number of companies have identified issues related to their stock option practices. In light of these developments, as an extension of the company’s commitment to transparency and as part of its continued efforts to address weaknesses in its control environment, Interpublic decided to undertake comprehensive reviews of current and past stock option grants, which are nearing completion.

The reviews have found no evidence of any systematic pattern of selecting an exercise price for options based on the lowest stock price over the period preceding option grants. The reviews have also determined that all grants made after 2002 have been accounted for correctly. The reviews did, however, find deficiencies in the administrative processes and

Interpublic Group 1114 Avenue of the Americas New York, NY 10036 212-704-1200 tel 212-704-1201 fax

the controls related to the granting, documenting and accounting for stock options, which resulted in certain cases in which the date used for the exercise price of stock option grants made between 1996 and 2002 preceded the finalization of those grants for accounting purposes. As a result of errors in the accounting for options prior to 2002, which were not material to any individual prior period in which they occurred, the company has adjusted its accumulated deficit as of January 1, 2006 by $26.4 million.

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About Interpublic

Interpublic is one of the world's leading organizations of advertising agencies and marketing services companies. Major global brands include DraftFCB Group, FutureBrand, GolinHarris International, Initiative, Jack Morton Worldwide, Lowe Worldwide, MAGNA Global, McCann Erickson, Momentum, MRM, Octagon, Universal McCann and Weber Shandwick. Leading domestic brands include Campbell-Ewald, Carmichael Lynch, Deutsch, Hill Holliday, Mullen, The Martin Agency and R/GA.

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Contact Information

Philippe Krakowsky (212) 704-1328	Jerry Leshne (Analysts, Investors) (212) 704-1439

Interpublic Group 1114 Avenue of the Americas New York, NY 10036 212-704-1200 tel 212-704-1201 fax

Cautionary Statement

This release contains forward-looking statements. Statements in this release that are not historical facts, including statements about management’s beliefs and expectations, constitute forward-looking statements. These statements are based on current plans, estimates and projections, and are subject to change based on a number of factors, including those outlined in our 2005 Annual Report on Form 10-K under Item 1A, Risk Factors. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following:

•	risks arising from material weaknesses in our internal control over financial reporting, including material weaknesses in our control environment;
•	potential adverse effects to our financial condition, results of operations or prospects as a result of our restatements of financial statements;
•	our ability to satisfy certain reporting covenants under our indentures;
•	our ability to attract new clients and retain existing clients;
•	our ability to retain and attract key employees;
•	risks associated with assumptions we make in connection with our critical accounting estimates;
•	potential adverse effects if we are required to recognize impairment charges or other adverse accounting-related developments;
•	potential adverse developments in connection with the ongoing SEC investigation;
•	potential downgrades in the credit ratings of our securities;
•	risks associated with the effects of global, national and regional economic and political conditions, including fluctuations in interest rates and currency exchange rates; and
•	developments from changes in the regulatory and legal environment for advertising and marketing and communications services companies around the world.

Investors should carefully consider these factors and the additional risk factors outlined in more detail in our 2005 Annual Report on Form 10-K under Item 1A, Risk Factors.

Interpublic Group 1114 Avenue of the Americas New York, NY 10036 212-704-1200 tel 212-704-1201 fax

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED SUMMARY OF EARNINGS

THIRD QUARTER REPORT 2006 AND 2005 (UNAUDITED)

(Amounts in Millions except Per Share Data)

Three Months Ended September 30,
2006		2005 Restated	Fav. (Unfav.) % Variance
Revenue:
United States	$832.1	$815.4	2.0
International	621.7	624.3	(0.4)
Total Revenue	1,453.8	1,439.7	1.0

Operating Expenses:
Salaries and Related Expenses	960.7	962.8	0.2
Office and General Expenses	465.8	578.5	19.5
Restructuring and Other Reorganization Related Charges (Reversals)	6.2	0.1	N/A
Long-Lived Asset Impairment and Other Charges	--	6.5	N/A
Total Operating Expenses	1,432.7	1,547.9	7.4

Operating Income (Loss)	21.1	(108.2)	119.5

Expenses and Other Income:
Interest Expense	(57.0)	(46.7)
Interest Income	25.1	21.8
Other Income (Expense)	22.4	(2.2)
Total (Expenses) and Other Income	(9.5)	(27.1)

Income (Loss) from Continuing Operations before Provision (Benefit) for Income Taxes	11.6	(135.3)
Provision (Benefit) for Income Taxes	8.4	(34.8)
Income (Loss) from Continuing Operations of Consolidated Companies	3.2	(100.5)
Income Applicable to Minority Interests, net of tax	(3.8)	(4.6)
Equity in Net Income of Unconsolidated Affiliates, net of tax	1.4	2.3
Income (Loss) from Continuing Operations	0.8	(102.8)
Income from Discontinued Operations, net of tax	5.0	--
Net Income (Loss)	5.8	(102.8)

Dividends on Preferred Stock	11.9	5.0
Net Loss Applicable to Common Stockholders	$(6.1)	$(107.8)

Earnings (Loss) Per Share of Common Stock – Basic and Diluted
Continuing Operations	$(0.03)	$(0.25)
Discontinued Operations	0.01	--
Total*	$(0.01)	$(0.25)
Weighted Average Number of Common Shares Outstanding -
Basic and Diluted	427.2	425.3

*Does not add due to rounding

Interpublic Group 1114 Avenue of the Americas New York, NY 10036 212-704-1200 tel 212-704-1201 fax

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES

CONSOLIDATED SUMMARY OF EARNINGS

THIRD QUARTER REPORT 2006 AND 2005 (UNAUDITED)

(Amounts in Millions except Per Share Data)

Nine Months Ended September 30,
2006		2005 Restated	Fav. (Unfav.) % Variance
Revenue:
United States	$2,475.0	$2,477.5	(0.1)
International	1,838.7	1,901.1	(3.3)
Total Revenue	4,313.7	4,378.6	(1.5)

Operating Expenses:
Salaries and Related Expenses	2,856.5	2,891.6	1.2
Office and General Expenses	1,506.1	1,651.0	8.8
Restructuring and Other Reorganization Related Charges (Reversals)	12.9	(8.7)	N/A
Long-Lived Asset Impairment and Other Charges	--	6.5	N/A
Total Operating Expenses	4,375.5	4,540.4	3.6

Operating Loss	(61.8)	(161.8)	61.8

Expenses and Other Income:
Interest Expense	(155.1)	(135.8)
Interest Income	77.4	53.2
Other Income	47.5	13.2
Total (Expenses) and Other Income	(30.2)	(69.4)
Loss from Continuing Operations before Provision for Income Taxes	(92.0)	(231.2)
Provision for Income Taxes	1.4	4.5
Loss from Continuing Operations of Consolidated Companies	(93.4)	(235.7)
Income Applicable to Minority Interests, net of tax	(9.8)	(9.5)
Equity in Net Income of Unconsolidated Affiliates, net of tax	2.7	5.2
Loss from Continuing Operations	(100.5)	(240.0)
Income from Discontinued Operations, net of tax	5.0	--
Net Loss	(95.5)	(240.0)
Dividends on Preferred Stock	35.7	15.0
Net Loss Applicable to Common Stockholders	$(131.2)	$(255.0)

Earnings (Loss) Per Share of Common Stock – Basic and Diluted
Continuing Operations	$(0.32)	$(0.60)
Discontinued Operations	0.01	--
Total	$(0.31)	$(0.60)
Weighted Average Number of Common Shares Outstanding -
Basic and Diluted	426.6	424.7

Interpublic Group 1114 Avenue of the Americas New York, NY 10036 212-704-1200 tel 212-704-1201 fax